Exhibit 11


                        THERMO BIOANALYSIS CORPORATION

                       Computation of Earnings per Share



                                                    Year Ended
                                       -------------------------------------
                                          Dec. 28,    Dec. 30,      Dec. 31,
                                              1996        1995          1994
  --------------------------------------------------------------------------
  Computation of Primary
    Earnings (Loss) per Share:

  Net Income (Loss) (a)                $  (436,000)$ 2,514,000  $ 2,400,000

  Shares:
    Weighted average
      shares outstanding                 8,542,324   7,693,637    6,500,000

    Add: Shares issuable
         from assumed
         exercise of
         options (as
         determined by
         the application
         of the treasury
         stock method)                      58,725     117,450      117,450
                                       ----------- -----------  -----------
    Weighted average
      shares outstanding,
      as adjusted (b)                    8,601,049   7,811,087    6,617,450
                                       ----------- -----------  -----------
  Primary Earnings (Loss)
    per Share (a) / (b)                $      (.05)$       .32  $       .36
                                       =========== ===========  ===========